Corporate Contact:
Bob Koch
Co-Chief  Executive Officer
Limco-Piedmont Inc.
918-445-4300

LIMCO-PIEDMONT INC. ANNOUNCES LIMCO-AIREPAIR, INC. RELOCATION

Tulsa, Oklahoma, February 9, 2009, Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that it will relocate the operations of its Tulsa, Oklahoma based subsidiary, Limco-Airepair, Inc., to the location of its Piedmont Aviation Component Services, Inc., subsidiary in Kernersville, North Carolina.  This decision follows months of study regarding streamlining the Company’s operations.  Dr. Shmuel Fledel, the Company’s Chairman of the Board, commented, “It was determined that the Company could achieve substantial cost savings by consolidating its two MRO operations into one location.  Both locations were studied, but the North Carolina location proved to be the most viable.”  The Company anticipates closing its Tulsa operations by the end of June 2009 which will reduce its workforce by approximately 12%.  Based on analysis done to date, the Company expects to achieve annual savings of approximately $500,000 following the completion of the relocation and to recognize approximately $2.4 million in pre-tax costs which will be partially offset by the anticipated sale of the Company’s Tulsa building and land and certain other assets.

About Limco - Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry.  Limco-Piedmont’s Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military.  Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting.  In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties.  The forward-looking statements relate to the planned relocation of our Tulsa, Oklahoma operations and include our current estimate of the timing and cost of those activities, as well as the expected expense savings resulting from the activities.  These forward-looking statements involve risks and uncertainties that could cause our results to differ materially from management’s current expectations.  Such risk and uncertainties include, but are not limited to, the risk of additional costs and delays and the risk that we are not able to realize the savings expected from the activities.  In addition, other risks that we face in running our operations include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations,  and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.